Exhibit 10.15

Investment Agreement

Between

Shanghai Jiading Investment Zone Management Committee

And

Newegg International Investment Company

April 17, 2007

Party A: Shanghai Jiading Industrial Zone Management Committee

Party B: Newegg International Investment Company

In accordance with the principles of mutual trust, mutual benefit and reciprocity and joint development, and through friendly consultations, both parties have hereby made and concluded this Agreement as follows:

Article 1    Establishment of Company

I.	Party B shall register and establish a foreign-invested enterprise (hereinafter referred to as the “Project”) in the Shanghai Jiading Industrial Zone in accordance with the relevant laws of the People’s Republic of China and the relevant rules of the city of Shanghai and the Jiading Industrial Zone.

II.	The Project’s total estimated investment is 75 million USD; the planned registered capital is 25 million USD. The Project’s planned scope of business is software development, e-business, online mall, and third-party logistics.

III.	Party B promises to commence the relevant applications under the Project within 15 days following the execution of this agreement.

IV.	Party A is committed to actively assist Party B in completing formalities necessary for the registration of the Project.

Article 2    The Land

I.	The parcel of land selected for the Project is Lot No. 43, 44, and 45, Industry Innovation Center, Jiading Industrial Zone (for details, please refer to the attached land parcel map). The total land area for the Project is approximately 70,000 square meters (equivalent to approximately 105 mu), of which the area occupied by Party B’s enterprise is approximately 64,000 square meters (equivalent to approximately 96 mu) and the area of requisitioned land is approximately 6000 square meters (equivalent to approximately 9 mu) (subject to the actual measurement taken by the land department).

II.	Both Parties agree that the industrial land use rights (Green Title Certificate, 50-year land use rights) for the land parcel under the Project shall be transferred through auction and that the auction procedures shall be conducted in accordance with the relevant rules of the state, and subject to the final result of the auction. Party A is committed to make good faith efforts to meet the demands of Party B’s Project when drafting land parcel auction terms and conditions.

III	Planning of Land Parcel and Construction Management

1.	At present, the plot ratio is set at 0.8 – 2, with a building density of ≤ 50%, and a green space rate of ≥ 20% (subject to the percentage determined by the Shanghai Urban Planning Administration Bureau and the Jiading District Planning Bureau in their formal official approval).

2.	The buildings Party B to construct on this parcel of land consist of an office building, an auxiliary building and a logistical warehouse and factory, in which the office building and auxiliary building and the logistical warehouse and factory each takes up 50% of the land area.

IV.	Upon the execution of this Agreement, Party A shall immediately proceed to prepare for the auction of the land parcel for the Project and arrange for Party B to attend the auction of the land parcel, provided, however, that Party B pays the deposit to Party A.

Article 3    Obligations, Commitments, Declarations and Warranties of Party A

I.	In addition to the obligations and commitments explicitly stipulated elsewhere in this Agreement, Party A’s obligations and commitments under this Agreement are as below:

1.	Party A shall actively assist Party B to obtain any and all government approvals, licenses, recordation, authorizations and tax benefits in relation to the proposed investment.

2.	Party A warrants and represents that no third party holds or shall hold rights or any other interests in the land parcels stated herein and that no third party has asserted any claims over the said land parcels.

3.	Party A shall remove any and all obstructions above or under the land parcels, including but not limited to pipes, electrical lines, timber, shrubs, and wells, at no cost of Party B.

4.	Party A promises and warrants that no third party holds or shall hold rights or other interests in the government-requisitioned land and that neither the Real Estate Administration Bureau nor the Urban Planning Administration Bureau shall or has the power to sell, rent or otherwise authorize any third party to use the government-requisitioned land parcels. Party A hereby acknowledges that it fully understands that the warranties and representations made herein with regard to the government-requisitioned land are of critical importance to the future production and operation of Party B’s business, and therefore, in the event of any third party claims of rights or other interests over the government-requisitioned land, Party A shall compensate Party B for any and all losses and damages, both direct and indirect, incurred by Party B as a result thereof.

5.	Party A shall maintain the confidentiality of any data or information of the proposed Project that Party B provides to Party A either before or after the execution of this Agreement.

6.	Upon the execution of this Agreement, Party A shall immediately suspend any discussions with any other third party, reject any offers by any other third party, and terminate any agreements with any other third party regarding the land parcel described herein, and shall not solicit, negotiate, entertain, or accept any offer or sign any agreement with any other third party relating to this land parcel.

7.	Party A shall continue to provide coordination and assistance to Party B to allow Party B to smoothly operate the company after its establishment.

8.	In order to better support the development of Party B’s company, Party A agrees to accord Party B’s company relevant preferential financial treatment.

II.	Party A warrants and represents as follows:

1.	Party A is empowered to, has the right to, or is authorized to sign this Agreement and perform the obligations hereunder; this Agreement confers upon Party A legal and binding obligations, and shall be enforceable against Party A.

2.	The actual land area specified in the auction or land use approval document shall not differ from the estimated areas of occupied land and government-requisitioned land stated in Article 2 (1) by ten (10)%.

3.	Neither the land parcels in their entirety nor any part thereof are encumbered by any rights, nor are encumbered by any rights and interests created by or conferred under any agreement, arrangement or obligation. No one claims any interest in or holds ownership over the entire or portion of the land parcel, except that the ultimate right of ownership over the land parcels belongs to the government of China in accordance with the Chinese Constitution.

III.	Obligations of Party B

If necessary and to the extent not creating unreasonable burden on Party B, Party B shall provide Party A with relevant documents and materials and actively handle relevant procedures. However, Party A shall only be allowed to use such documents and materials for the purpose of assisting Party B in handling land procedures and the review and approval procedures for the other buildings, and shall strictly observe confidentiality obligations hereunder.

Article 4    Fees and Payments

I.	Both parties affirm that all fees and payments described herein shall be conditioned upon the obtaining of the land parcels by Party B through auction and Party B’s execution of an effective Contract for the Grant of Land Use Rights of State-Owned Land.

II.	Both parties agree that the final land fee under the Project is subject to the result of the auction, and Party A promises not to impose any additional fees attributable to the industrial zone itself.

III.	Party A makes the following commitment with regard to the minimum auction price for the parcels of land:

1.	The minimum auction price for the parcels of land includes land grant fee and infrastructure construction cost and supporting municipal engineering fees (that is, land development and other infrastructure construction has been completed and the parcel of land is ready for further development).

2.	The area occupied by Party B’s company is approximately 64,000 square meters (equivalent to 96 mu) and the minimum auction price is 224,000 yuan (RMB)/ mu.

3.	The area of the government-requisitioned land is approximately 6000 square meters (equivalent to 9 mu), the price of which may be separately calculated or converted into the unit price for the area occupied by Party B’s company. The price of the government-requisitioned land shall be determined through negotiation upon further clarification of detailed land auction rules, but shall be less than 224,000 yuan (RMB)/ mu.

IV.	Party A warrants and represents that, except for the payments and fees explicitly stipulated herein, government registration and filing fees, fees paid by Party B to a third party for setting up Party B’s company, and fees arising from Party B’s performance of obligations hereunder and also pursuant to the Contract for the Grant of Land Use Rights of State-Owned Land, Party B need not and shall not be required to pay any additional fee payments to Party A, other government agencies, or third parties for the performance of this Agreement or any obligations under the Contract for the Grant of Land Use Rights of State-Owned Land.

Article 5    Deposit

I.	Within 15 days following the date of execution of this Agreement, Party B shall pay Party A a deposit of RMB five hundred thousand yuan. Upon Party B’s payment of the deposit, Party A shall immediately issue Party B a deposit receipt. Prior to the official auction of the land, Party A promises to transfer this deposit to the relevant government agencies of Shanghai as part of the deposit for the official land auction.

II.	Under the following circumstances, Party A shall have the right (but not the obligation) to dissolve this Agreement and confiscate the deposit:

1.	Party B suspends performance of this Agreement without valid and justifiable reasons.

2.	Party B refuses to attend the auction of the land parcels without valid and justifiable reasons.

III.	In addition to the other rights and economic measures enjoyed by Party B herein or in accordance with the law, under the following circumstances, Party B shall have the right (but not the obligation) to terminate this Agreement and Party A, at the request of Party B shall immediately return twice the amount of the deposit without any offset or deduction:

1.	During the term of this Agreement, Party A concludes any investment agreement or reaches a letter of intent, memorandum, or makes similar arrangements with any other third party regarding the parcel of land.

2.	There exists any assertion or claim of rights by any person over the land parcel or the government-requisitioned land and Party A fails to settle such claims within 60 days in a manner satisfactory to Party B.

3.	At the time of the listing of the land parcels for auction, the actual minimum listing and auction price is higher than the minimum auction price set forth in Article 4 (3) (Fees and Payments) of this Agreement.

IV.	In addition to the other rights and economic measures enjoyed by Party B herein or in accordance with the law, under the following circumstances, and provided that they are not contrary to Article 5 (3) stated herein, under the following circumstances, Party B shall have the right (but not the obligation) to terminate this agreement and Party A, at the request of Party B shall immediately return the deposit in full without any offset or deductions:

1.	Within 180 days following the execution of this Agreement (or otherwise agreed by both parties in writing), the parcels of land stated herein have not been listed for auction.

2.	At the time of the listing of the land parcels for auction, the final transaction price is higher than the minimum auction price set forth in Article 4 (3) (Fees and Payments) of this Agreement, which results in Party B’s failure to obtain the said land parcels at auction.

3.	The actual land area specified in the auction or land use approval document differs from the estimated areas of occupied land and government-requisitioned land stated in Article 2 (1) in this Agreement by ten (10)%.

4.	Party A violates any other obligation, commitment, warranties and representations under this Agreement.

V.	In the event that either party terminates this Agreement pursuant to Article 8 (Force Majeure) of this Agreement, Party A shall immediately return the deposit in full to Party B without any offset or deduction.

Article 6    Infrastructure Construction and Supporting Municipal Engineering

I.	Within 100 business days after this Agreement takes effect, Party A shall complete the dismantling and relocation, river channel reconstruction, ground leveling, and other infrastructure constructions on the land parcels to be used by Party B.

II.	Party A is responsible for connecting the following supporting municipal engineering to the public network near the boundary line of Party B’s project:

1.	After this Agreement has taken effect, Party A shall, without affecting the progress of construction or business operation of Party B’s Project, lay the running water pipelines up to the public network near the boundary line of the land parcels used by Party B. The ultimate water volume shall be determined by Party B. Party A shall provide the required water consumption based on Party B’s demand. The routes chosen for pipeline installation, connections, and inlets shall be planned, decided, and carried out by Party A. Party A shall make every effort to ensure that the actual connection points satisfy Party B’s demands. Ultimately, the actual connection points are determined by the water company. Party B shall bear the cost of supporting facility and connection from the connection points near the planned boundary line. Prior to the completion of the installation of the running water pipelines, Party A shall provide Party B with temporary water supply to meet the needs of the land parcels. Party B shall bear the direct and reasonable costs in relation to the provision of temporary water supply (including water fees, connection and opening fees).

2.	After this Agreement has taken effect, Party A shall, without affecting the progress of construction or business operation of Party B’s Project, lay the sewage pipelines up to the public network near the boundary line of the land parcels used by Party B. The ultimate discharge volume shall be determined by Party B. Party A shall provide the required pipeline network based on Party B’s demand. The routes chosen for pipeline installation, connections, and inlets shall be planned, decided, and carried out by Party A. Party A shall make every effort to ensure that the actual connection points satisfy Party B’s demands. Ultimately, the actual connection points are determined by the relevant department. Party B shall bear the cost of the supporting facility and connection and opening fees starting from the connection points near the planned boundary line.

3.	After this Agreement has taken effect, Party A shall, without affecting the progress of construction or business operation of Party B’s Project, install rain water pipelines up to the public network near the boundary line of the land parcels used by Party B. The routes chosen for pipeline installation, connections, and inlets shall be planned, decided, and carried out by Party A. Party A shall make every effort to ensure that the actual connection points satisfy Party B’s demands. Ultimately, the actual connection points are determined by the relevant department. Party B shall bear the cost of the supporting facility and connection and opening fees from the connection points near the planned boundary line.

4.	After this Agreement has taken effect, Party A shall, without affecting the progress of construction or business operation of Party B’s Project, lay the power cable up to the public network near the boundary line of the land parcels used by Party B. The ultimate volume of electricity consumption shall be determined by Party B. Party A shall provide the required power consumption based on Party B’s demands. The routes chosen for grid installation, connections, and inlets shall be planned, decided, and carried out by Party A. Party A shall make every effort to ensure that the actual connection points satisfy Party B’s demands. Ultimately, the actual connection points are determined by the power company. Party B shall bear the cost of supporting facility and connection starting from the connection points near the planned boundary line. In the event that Party B wishes to install an exclusive power line, Party B shall bear all direct relevant and reasonable fees. Prior to the completion of the installation of the power cable, Party A shall provide Party B with power supply to meet the needs of the land parcels. Party B shall bear the direct and reasonable costs in relation to the provision of temporary power supply (including electricity fees, connection and opening fees) in relation to the provision of this temporary power supply.

5.	After this Agreement has taken effect, Party A shall, without affecting the progress of construction or business operation of Party B’s Project, install communication pipelines up to the public network near the boundary line of the land parcels used by Party B. The ultimate volume of consumption shall be determined by Party B. Party A shall provide the required volume of power consumption based on Party B’s demands. The routes chosen for pipeline installation, connections, and inlets shall be planned, decided, and carried out by Party A. Party A shall make every effort to ensure that the actual connection points satisfy Party B’s demands. Ultimately, the actual connection points are determined by the telecommunications company. Party B shall bear the cost of the supporting facility and connection and opening fees from the connection points near the planned boundary line.

6.	After this Agreement has taken effect, Party A shall, without affecting the progress of construction or business operation of Party B’s Project, install natural gas pipelines up to the public network near the boundary line of the land parcels used by Party B. The ultimate volume of natural gas consumption shall be determined by Party B. Party A shall provide the required volume of natural gas consumption based on Party B’s demands. The routes chosen for pipeline installation, connections, and inlets shall be planned, decided, and carried out by Party A. Party A shall make every effort to ensure that the actual connection points satisfy Party B’s demands. Ultimately, the actual connection points are determined by the natural gas company. Party B shall bear the cost of the supporting facility and connection and opening fees from the connection points near the planned boundary line.

7.	After this Agreement has taken effect, Party A shall, without affecting the progress of construction or business operation of Party B’s Project, complete the construction of roadways along the boundary line of the land parcels used by Party B.

III.	Party A shall complete the infrastructure construction and supporting municipal engineering stipulated in Article 6 of this Agreement on time, and shall use reasonable efforts, undertaken diligently and in good faith in performing its obligations in accordance with generally accepted professional standards. Party A shall ensure that the quality of construction and the materials used for infrastructure construction and supporting municipal engineering shall meet the standards set forth in applicable laws and industry requirements. Party A shall conduct maintenance and repairs of the infrastructure construction and supporting municipal engineering to make sure that they are in excellent condition during the term of operation of Party B’s company, and Party B shall not bear any additional fees or costs.

Article 7    Relevant Policies

In accordance with state and local laws and regulations, Party B shall have the right to enjoy applicable tax benefits and other preferential policies.

Article 8    Force Majeure

I.	In the event that either party hereto is unable to perform any of its obligations hereunder pursuant in whole or in part due to force majeure, performance of this obligation shall be suspended to the extent and for the period of time made necessary by such force majeure. The party claiming force majeure may reasonably postpone performance of this Agreement or terminate this Agreement as necessary by written notice to the other party and shall not be held liable for breach of this Agreement to the other party. If any event of force majeure continues uninterrupted for a period of three (3) months from the date on which it first occurred, either party may notify the other party in writing and terminate this Agreement.

II.	“Force majeure” as used in this Agreement refers to any event whose occurrence and consequences cannot be prevented, avoided, foreseen, or overcome, including but not limited to earthquake, typhoon, fire, and war, but not including financial difficulties of any party.

III.	Within seven days of the occurrence of a force majeure, the affected party shall notify the other party in writing of the circumstances and details of the force majeure, the impact of the force majeure on the performance of obligations under this Agreement, and measures taken by the affected party to reduce the impact of the force majeure to the maximum degree, and the estimated period of time the force majeure may last.

Article 9    Liability for Breach of Agreement

I.	In the event that Party B fails to pay Party A the deposit on time, Party B shall pay Party A a default penalty of 0.01% of the total outstanding fees of Party B for each day in default.

II.	In the event that Party A violates any provision hereunder (especially any of Party A’s warranties, commitments or representations under this Agreement in relation to the land parcels or government-requisitioned land) and which causes Party B to suffer any direct or indirect losses, Party A shall compensate Party B for such losses in full.

III.	If any provision hereunder provides otherwise regarding the liability of breach, such provision shall prevail.

IV.	In order to avoid confusion, under the following circumstances, Party B shall not be regarded as breaching this Agreement and Party B shall not be liable to compensate Party A for any of the losses: a) For reasons not solely attributable to Party B, Party B fails to obtain the said land parcels at auction and the Contract for the Grant of Land Use Rights of State-Owned Land cannot formally executed by both parties, or b) Party B terminates this Agreement in accordance with Article 8 (Force Majeure) of this Agreement.

Article 10    Other Provisions

I.	As the Project progresses and based on the needs of handling relevant procedures, any matters not covered in this Agreement shall be mutually negotiated and agreed upon by both parties in accordance with the principle of mutual understanding and cooperation and be set forth in supplemental agreements. The supplemental agreement as attachment to this Agreement, shall have the same force and effect as this Agreement.

II.	This Agreement shall be governed by Chinese law.

III.	In the event of a dispute arising in the course of the performance of this Agreement, both parties shall negotiate in a fair and friendly manner. In the event that the dispute is not resolved within sixty (60) days from the date of the first written request for negotiation, the dispute shall be submitted to the Shanghai Arbitration Commission for arbitration.

IV.	This Agreement shall take effect upon execution by the legal representatives or authorized representatives of both parties.

V.	This Agreement shall be executed in four copies with each party holding two copies respectively.